                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                          General Maritime Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   Y2692M 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  June 14, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.Y2692M 10 3                  13G                  Page 2   of  15 Pages


________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  CHARLES DAVIDSON*

________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3        SEC USE ONLY



________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

________________________________________________________________________________
 NUMBER OF                 5        SOLE VOTING POWER
                                            0
  SHARES
               _________________________________________________________________
BENEFICIALLY               6        SHARED VOTING POWER
                                       5,619,349*
  OWNED BY
               _________________________________________________________________
   EACH                    7        SOLE DISPOSITIVE POWER
                                            0
 REPORTING
               _________________________________________________________________
  PERSON                   8        SHARED DISPOSITIVE POWER
                                       5,619,349*
   WITH
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   5,619,349*


________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [_]

________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     15.2%*

________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN

________________________________________________________________________________
                            *SEE NOTE TO ITEM 4(A).

CUSIP No.Y2692M 10 3                  13G                  Page 3   of  15 Pages


________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  JOSEPH JACOBS*

________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3        SEC USE ONLY



________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

________________________________________________________________________________
 NUMBER OF                 5        SOLE VOTING POWER
                                            0
  SHARES
               _________________________________________________________________
BENEFICIALLY               6        SHARED VOTING POWER
                                       5,619,349*
  OWNED BY
               _________________________________________________________________
   EACH                    7        SOLE DISPOSITIVE POWER
                                            0
 REPORTING
               _________________________________________________________________
  PERSON                   8        SHARED DISPOSITIVE POWER
                                       5,619,349*
   WITH
______________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   5,619,349*


________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           15.2%*

________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN

________________________________________________________________________________
                            *SEE NOTE TO ITEM 4(A).

CUSIP No.Y2692M 10 3                  13G                  Page 4   of  15 Pages


________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                WEXFORD CAPITAL LLC*

________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3        SEC USE ONLY



________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   CONNECTICUT

________________________________________________________________________________
 NUMBER OF                 5        SOLE VOTING POWER
                                            0
  SHARES
               _________________________________________________________________
BENEFICIALLY               6        SHARED VOTING POWER
                                       5,619,349*
  OWNED BY
               _________________________________________________________________
   EACH                    7        SOLE DISPOSITIVE POWER
                                            0
 REPORTING
               _________________________________________________________________
  PERSON                   8        SHARED DISPOSITIVE POWER
                                       5,619,349*
   WITH
______________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   5,619,349*


________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    15.2%*

________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO

________________________________________________________________________________
                            *SEE NOTE TO ITEM 4(A).

CUSIP No.Y2692M 10 3                  13G                  Page 5   of  15 Pages


________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                GENMAR ALEXANDRA, LLC*

________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3        SEC USE ONLY



________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE

________________________________________________________________________________
 NUMBER OF                 5        SOLE VOTING POWER
                                            0
  SHARES
               _________________________________________________________________
BENEFICIALLY               6        SHARED VOTING POWER
                                       1,825,001*
  OWNED BY
               _________________________________________________________________
   EACH                    7        SOLE DISPOSITIVE POWER
                                            0
 REPORTING
               _________________________________________________________________
  PERSON                   8        SHARED DISPOSITIVE POWER
                                        1,825,001*
   WITH
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,825,001*


________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  4.9%*

________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO

________________________________________________________________________________
                            *SEE NOTE TO ITEM 4(A).

CUSIP No.Y2692M 10 3                  13G                  Page 6   of  15 Pages


________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                GENMAR II, LLC*

________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3        SEC USE ONLY



________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE

________________________________________________________________________________
 NUMBER OF                 5        SOLE VOTING POWER
                                            0
  SHARES
               _________________________________________________________________
BENEFICIALLY               6        SHARED VOTING POWER
                                       3,132,639*
  OWNED BY
               _________________________________________________________________
   EACH                    7        SOLE DISPOSITIVE POWER
                                            0
 REPORTING
               _________________________________________________________________
  PERSON                   8        SHARED DISPOSITIVE POWER
                                        3,132,639*
   WITH
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  3,132,639*


________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.5%*

________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO

________________________________________________________________________________
                            *SEE NOTE TO ITEM 4(A).

CUSIP No.Y2692M 10 3                  13G                  Page 7   of  15 Pages


________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                EQUILI COMPANY L.P.*

________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3        SEC USE ONLY



________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   NEW YORK

________________________________________________________________________________
 NUMBER OF                 5        SOLE VOTING POWER
                                            0
  SHARES
               _________________________________________________________________
BENEFICIALLY               6        SHARED VOTING POWER
                                       349,740*
  OWNED BY
               _________________________________________________________________
   EACH                    7        SOLE DISPOSITIVE POWER
                                            0
 REPORTING
               _________________________________________________________________
  PERSON                   8        SHARED DISPOSITIVE POWER
                                         349,740*
   WITH
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  349,740*


________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.9%*

________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN

________________________________________________________________________________
                            *SEE NOTE TO ITEM 4(A).

CUSIP No.Y2692M 10 3                  13G                  Page 8   of  15 Pages


________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                EQUILI COMPANY, LLC*

________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3        SEC USE ONLY



________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE

________________________________________________________________________________
 NUMBER OF                 5        SOLE VOTING POWER
                                            0
  SHARES
               _________________________________________________________________
BENEFICIALLY               6        SHARED VOTING POWER
                                            0*
  OWNED BY
               _________________________________________________________________
   EACH                    7        SOLE DISPOSITIVE POWER
                                            0
 REPORTING
               _________________________________________________________________
  PERSON                   8        SHARED DISPOSITIVE POWER
                                            0*
   WITH
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     0*


________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%*

________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO

________________________________________________________________________________
                            *SEE NOTE TO ITEM 4(A).

CUSIP No.Y2692M 10 3                  13G                  Page 9   of  15 Pages


________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                EQUILI COMPANY II L.P.*

________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3        SEC USE ONLY



________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   NEW YORK

________________________________________________________________________________
 NUMBER OF                 5        SOLE VOTING POWER
                                            0
  SHARES
               _________________________________________________________________
BENEFICIALLY               6        SHARED VOTING POWER
                                         311,969*
  OWNED BY
               _________________________________________________________________
   EACH                    7        SOLE DISPOSITIVE POWER
                                            0
 REPORTING
               _________________________________________________________________
  PERSON                   8        SHARED DISPOSITIVE POWER
                                         311,969*
   WITH
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   311,969*


________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.8%*

________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN

________________________________________________________________________________
                            *SEE NOTE TO ITEM 4(A).

CUSIP No.Y2692M 10 3                  13G                 Page 10   of  15 Pages


________________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                EQUILI COMPANY II LLC*

________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3        SEC USE ONLY



________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE

________________________________________________________________________________
 NUMBER OF                 5        SOLE VOTING POWER
                                            0
  SHARES
               _________________________________________________________________
BENEFICIALLY               6        SHARED VOTING POWER
                                            0*
  OWNED BY
               _________________________________________________________________
   EACH                    7        SOLE DISPOSITIVE POWER
                                            0
 REPORTING
               _________________________________________________________________
  PERSON                   8        SHARED DISPOSITIVE POWER
                                            0*
   WITH
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    0*


________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%*

________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO

________________________________________________________________________________
                            *SEE NOTE TO ITEM 4(A).

         This Amendment No. 1 to Schedule 13G modifies and supplements the
Schedule 13G (the "Statement") initially filed with the Securities and Exchange Commission on June 18, 2001, with respect to the common stock, $0.01 par value per share (the "Common Stock"), of GENERAL MARITIME CORPORATION, a Republic of Marshall Islands corporation (the "Company"). Except to the extent supplemented by the information contained in this Amendment No. 1, the Statement, as amended as provided herein, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.


Item 4.   Ownership.

     (a) Amount Beneficially Owned (See note to Item 4(a)).

     Charles Davidson               -       5,619,349
     Joseph Jacobs                  -       5,619,349
     Wexford Capital LLC            -       5,619,349
     Genmar Alexandra, LLC          -       1,825,001
     Genmar II, LLC                 -       3,132,639
     Equili Company L.P.            -       349,740
     Equili Company, LLC            -       0
     Equili Company II L.P.         -       311,969
     Equili Company II, LLC         -       0

Note to

Item 4(a): The 5,619,349 shares of Common Stock beneficially owned by each of Mr. Davidson and Mr. Jacobs include the shares owned by the limited liability companies and limited partnerships set forth above (the "Wexford Entities"), each of which is controlled by Wexford Capital LLC, of which each of Mr. Davidson and Mr. Jacobs is a controlling member. On May 25, 2001, the Wexford Entities entered into a Contribution Agreement (the "Contribution Agreement") with the Company pursuant to which, on June 15, 2001 (the "Closing Date"), the Wexford Entities contributed to the Company the shares of certain companies (which own 5 shipping vessels) in exchange for, inter alia, the issuance of an aggregate 5,805,174 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares"), subject to adjustments as described below. The Shares were subject to possible forfeiture or adjustment under the Contribution Agreement and related Plan of Recapitalization incorporated therein by reference. Ten (10%) percent of the Shares (the "Price Calculation Shares") were placed in escrow, subject to adjustment (either through forfeiture of Shares or the issuance of additional shares of the Company's Common Stock to the Wexford Entities) upon completion of a post-closing calculation performed by the Company and reviewed by Deloitte & Touche LLP in respect of the contributed vessels and the companies that own them as well as several other vessels contributed to the Company by unrelated third parties under separate contribution agreements. An additional ten (10%) percent of the Shares (the "Indemnity Shares") were placed in escrow in an indemnity account subject to possible forfeiture to cover indemnification obligations of the Wexford Entities that may have arisen within 6 months of the closing under the Contribution Agreement. Pursuant to the Plan of Recapitalization, the Company delivered a Final Calculation Certificate, dated June 3, 2002, and the Wexford Entities acknowledge that they were entitled to receive an aggregate of 5,639,349 shares of Common Stock in connection with the transactions contemplated by the Contribution Agreement. On June 14, 2002, the Wexford Entities, Wexford Capital, LLC and the Company entered into a letter agreement, providing for, inter alia, acceptance of the Final Calculation Certificate and the share allocations set forth above. On June 17, 2002, and June 19, 2002, the Wexford Entities sold an aggregate of 19,000 Shares and 1,000 Shares, respectively, in varying amounts, pursuant to Rule 144 under the Securities Act of 1933.

     (b) Percent of Class

     Charles Davidson               -       15.2%
     Joseph Jacobs                  -       15.2%
     Wexford Capital LLC            -       15.2%
     Genmar Alexandra, LLC          -       4.9%
     Genmar II, LLC                 -       8.5%
     Equili Company L.P.            -       0.9%
     Equili Company, LLC            -       0.0%
     Equili Company II L.P.         -       0.8%
     Equili Company II, LLC         -       0.0%


     (c)  Number of shares as to which such person has:

          i)       sole power to vote or to direct the vote

          Charles Davidson                  -        0
          Joseph Jacobs                     -        0
          Wexford Capital LLC               -        0
          Genmar Alexandra, LLC             -        0
          Genmar II, LLC                    -        0
          Equili Company L.P.               -        0
          Equili Company, LLC               -        0
          Equili Company II L.P.            -        0
          Equili Company II, LLC            -        0

          ii)      shared power to vote or to direct the vote

          Charles Davidson                  -        5,619,349
          Joseph Jacobs                     -        5,619,349
          Wexford Capital LLC               -        5,619,349
          Genmar Alexandra, LLC             -        1,825,001
          Genmar II, LLC                    -        3,132,639
          Equili Company L.P.               -        349,740
          Equili Company, LLC               -        0
          Equili Company II L.P.            -        311,969
          Equili Company II, LLC            -        0


          iii)     sole power to dispose or to direct the disposition of

          Charles Davidson                  -        0
          Joseph Jacobs                     -        0
          Wexford Capital LLC               -        0
          Genmar Alexandra, LLC             -        0
          Genmar II, LLC                    -        0
          Equili Company L.P.               -        0
          Equili Company, LLC               -        0
          Equili Company II L.P.            -        0
          Equili Company II, LLC            -        0

          iv)      shared power to dispose or to direct the disposition of

          Charles Davidson                  -        5,619,349
          Joseph Jacobs                     -        5,619,349
          Wexford Capital LLC               -        5,619,349
          Genmar Alexandra, LLC             -        1,825,001
          Genmar II, LLC                    -        3,132,639
          Equili Company L.P.               -        349,740
          Equili Company, LLC               -        0
          Equili Company II L.P.            -        311,969
          Equili Company II, LLC            -        0


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         The 5,619,349 shares of Common Stock of General Maritime Corporation in respect of which this Amendment No. 1 to Schedule 13G is being filed are held directly by the following entities controlled indirectly by Wexford Capital LLC in the amounts set forth hereinabove:

         Equili Company L.P., a New York limited partnership
         Equili Company II L.P., a New York limited partnership
         Genmar Alexandra, LLC, a Delaware limited liability company Genmar II, LLC, a Delaware limited liability company


Item 10. Certification

         By signing below, each of the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                June 19, 2002
                                                                     Date



  /s/ Charles Davidson
----------------------------------
Charles Davidson



  /s/ Joseph Jacobs
----------------------------------
Joseph Jacobs


WEXFORD CAPITAL LLC


By:  /s/ Jay Maymudes
     ---------------------------------------
Name:  Jay Maymudes
Title: Principal and Chief Financial Officer


GENMAR ALEXANDRA, LLC


By:  /s/ Frederick Simon
   ----------------------------------------
Name:  Frederick Simon
Title:    Vice-President


GENMAR II, LLC


By:  /s/ Frederick Simon
   --------------------------------------
Name:  Frederick Simon
Title:    Vice-President


EQUILI COMPANY L.P.,


By:  /s/ Frederick Simon
   ------------------------------------
Name:  Frederick Simon
Title:    Authorized Signatory

EQUILI COMPANY, LLC


By:  /s/ Frederick Simon
   ---------------------------------
Name:  Frederick Simon
Title:   Vice-President


EQUILI COMPANY II L.P.,


By:  /s/ Frederick Simon
   ---------------------------------
Name:  Frederick Simon
Title:    Authorized Signatory

EQUILI COMPANY II, LLC


By:  /s/ Frederick Simon
   ----------------------------------
Name:  Frederick Simon
Title:    Vice-President



                                 Page 15 of 15